Exhibit 99.07
Southern Company
Financial Overview
As Reported
(In Millions of Dollars)

	Three Months Ended December			Year-to-Date December
	2013	2012	% Change	2013	2012	% Change
Consolidated –
Operating Revenues	$3,927	$3,703	6.0%	$17,087	$16,537	3.3%
Earnings Before Income Taxes	623	635	(1.9)%	2,559	3,749	(31.7)%
Net Income Available to Common	414	383	8.1%	1,644	2,350	(30.0)%

Alabama Power –
Operating Revenues	$1,314	$1,290	1.9%	$5,618	$5,520	1.8%
Earnings Before Income Taxes	237	205	15.6%	1,229	1,220	0.7%
Net Income Available to Common	140	113	23.9%	712	704	1.1%

Georgia Power –
Operating Revenues	$1,866	$1,735	7.6%	$8,274	$7,998	3.5%
Earnings Before Income Taxes	335	315	6.3%	1,914	1,873	2.2%
Net Income Available to Common	208	181	14.9%	1,174	1,168	0.5%

Gulf Power –
Operating Revenues	$343	$331	3.6%	$1,440	$1,440	—%
Earnings Before Income Taxes	44	39	13.1%	212	211	0.2%
Net Income Available to Common	25	23	12.2%	124	126	(1.2)%

Mississippi Power –
Operating Revenues	$268	$236	13.5%	$1,145	$1,036	10.5%
Earnings Before Income Taxes	1	(36)	N/M	(843)	122	N/M
Net Income Available to Common	13	(15)	N/M	(477)	100	N/M

Southern Power –
Operating Revenues	$300	$292	3.0%	$1,275	$1,186	7.5%
Earnings Before Income Taxes	32	48	(33.2)%	211	268	(21.1)%
Net Income Available to Common	24	31	(24.9)%	166	175	(5.6)%

N/M - not meaningful

Notes
- Mississippi Power Company restated its 2012 financial statements to reflect a pre-tax charge to income for the estimated probable loss on Kemper IGCC of $78 million ($48 million after tax) in 2012. Southern Company evaluated the portion of the estimated probable loss related to 2012 and concluded it was not material to Southern Company. Therefore, Southern Company reflected the pre-tax charge to income for this portion of the estimated probable loss related to 2012 in the first quarter 2013.

- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-K.